EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Mark Mizicko
Tel: 415-278-7503
media_relations@gymboree.com

The Gymboree Corporation Reports Third Quarter 2008 Results

San Francisco, Calif., November 19, 2008 - The Gymboree Corporation (NASDAQ: GYMB) today reported earnings for the third fiscal quarter ended November 1, 2008, of $30.9 million or $1.06 per diluted share. This compares to earnings of $26.9 million or $0.91 per diluted share for the same period of the prior year.

Net sales from retail operations for the fiscal quarter ended November 1, 2008, totaled $261.3 million, a 6% increase over the $247.6 million in net sales from retail operations for the third fiscal quarter of the prior year. As previously reported, comparable store sales for the third fiscal quarter decreased 2% over the same period last year. Total net sales for the third fiscal quarter were $264.1 million, compared to total net sales of $250.7 million for the same fiscal quarter last year.

“We are extremely pleased to report a 16% increase in earnings per share in the face of a difficult retail environment,” said Matthew McCauley, Chairman and Chief Executive Officer. “And while we are proud of this accomplishment, we anticipate the upcoming holiday season and following year to be more challenging given an expected pullback in consumer spending.”

Business Outlook

For the fourth fiscal quarter, the Company expects comparable store sales to decrease in the range of mid-single digits over the same period of the prior year. The Company expects earnings for the fourth fiscal quarter to be in the range of $0.92 to $1.00 per diluted share. For the full fiscal year 2008, the Company expects net income to be in the range of $3.12 to $3.20 per diluted share.

Management Presentations

The live broadcast of the discussion of third quarter 2008 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, November 19, 2008. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, November 26, 2008, at 800-642-1687, Passcode 32949127.

Gymboree reports same store sales results on a quarterly basis and provides a business update at the end of each month. The next monthly business updates will be available on Thursday, December 4, 2008, January 8, 2009, and February 5, 2009, respectively. Please listen to our monthly business update by calling the Company’s Investor Relations Hotline at 415-278-7933. Each monthly recording will be available through Wednesday of the following week after initial release.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of November 1, 2008, the Company operated a total of 873 retail stores: 614 Gymboree® stores (585 in the United States and 29 in Canada), 112 Gymboree Outlet stores, 110 Janie and Jack® shops and 37 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com, and www.crazy8.com. The Company also offers directed parent-child developmental play programs at 597 franchised and Company-operated centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended November 1, 2008, is un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of November 19, 2008. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack and Crazy 8 are registered trademarks of The Gymboree Corporation.

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THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007

Net sales:
Retail	$261,296	$247,569	$703,031	$634,145
Play & Music	2,809	3,163	8,926	8,242
Total net sales	264,105	250,732	711,957	642,387
Cost of goods sold, including
buying and occupancy expenses	(129,520)	(126,020)	(360,012)	(333,661)
Gross profit	134,585	124,712	351,945	308,726
Selling, general and administrative expenses	(84,377)	(80,314)	(247,269)	(222,244)
Operating income	50,208	44,398	104,676	86,482
Other income	152	691	849	2,446
Income before income taxes	50,360	45,089	105,525	88,928
Income tax expense	(19,413)	(18,194)	(41,529)	(35,376)
Net income	$30,947	$26,895	$63,996	$53,552

Net income per share:
Basic	$1.10	$0.94	$2.30	$1.83
Diluted	$1.06	$0.91	$2.20	$1.76

Weighted average shares outstanding:
Basic	28,051	28,565	27,861	29,294
Diluted	29,099	29,621	29,073	30,438

Operating Data:
Stores Open at the Beginning of the Period	835	739	786	698
New Stores	39	34	90	79
Closed Stores	(1)	-	(3)	(4)
Stores Open at the End of the Period	873	773	873	773

Gross Store Square Footage	1,706,000	1,489,000	1,706,000	1,489,000
Merchandise Inventories per Square Foot	$83	$88	$83	$88

Supplemental Financial Information
Depreciation and amortization	$8,761	$7,982	$25,782	$22,686
Interest income, net	$362	$351	$948	$2,093
Stock-based compensation	$4,939	$3,167	$14,363	$8,805

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 1,	February 2,	November 3,
	2008	2008	2007

Current Assets
Cash and cash equivalents	$93,153	$33,313	$24,096
Accounts receivable	15,793	12,640	19,403
Merchandise inventories	142,042	119,523	130,520
Prepaid income taxes	804	-	-
Prepaid expenses and deferred taxes	24,126	23,748	21,993
Total current assets	275,918	189,224	196,012

Property and Equipment, net	206,630	185,357	186,680
Deferred Taxes and Other Assets	18,078	22,603	14,750

Total Assets	$500,626	$397,184	$397,442

Current Liabilities
Accounts payable	$59,941	$52,915	$62,974
Accrued liabilities	70,266	70,282	75,078
Income tax payable	-	7,989	1,641
Total current liabilities	130,207	131,186	139,693

Long Term Liabilities
Deferred rent and other liabilities	70,272	57,703	61,242

Stockholders' Equity	300,147	208,295	196,507

Total Liabilities and Stockholders' Equity	$500,626	$397,184	$397,442